EXHIBIT 99.1


                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001

           Pioneer Closes Acquisitions of Two Onshore U.S. Core Assets


Dallas, Texas, July 14, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced the closing of the previously announced purchase of assets in two of its U.S. onshore core areas, the Permian Basin and South Texas, for a combined purchase price of $177 million. The Permian Basin assets were purchased from an affiliate of Occidental Petroleum Corporation, which recently acquired these assets in a larger transaction from an affiliate of Exxon Mobil Corporation. The South Texas assets were acquired from an undisclosed seller.

These purchases add approximately 70 million barrels of substantially undeveloped proved oil equivalent reserves with daily production of approximately 1,800 barrels of oil equivalent (BOE) and an estimated 800 undrilled locations. The Company expects to accelerate the pace of drilling in each of these low-risk core areas beginning later this year and anticipates that production from the acquired assets could exceed 10,000 BOE per day upon full development of the proved reserves.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Nigeria, Sao Tome and Principe, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, litigation, the exercise of preferential rights to purchase, the costs and results of drilling and operations, availability of equipment, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental and weather risks. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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